News Release

Contact: Mike Majors 972-569-3239	•	3700 S. Stonebridge Drive McKinney, Texas 75070	•	NYSE Symbol: TMK

TORCHMARK CORPORATION REPORTS
Third Quarter 2015 Results

McKinney, TX, October 26, 2015- Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended September 30, 2015, net income was $1.15 per share, compared with $1.00 per share for the year-ago quarter. Net operating income for the quarter was $1.08 per share, compared with $0.99 per share for the year-ago quarter.

Reconciliations between net income and net operating income, GAAP ROE and management ROE, and GAAP book value and management book value are shown in the Financial Summary below.

HIGHLIGHTS:

•	ROE (excluding net unrealized gains on fixed maturities) was 14.7%.

•	Total life premiums increased 6% over the year-ago quarter.

•	Net life sales at American Income increased 16% over the year-ago quarter.

•	Family Heritage average agent count increased 19% over the year-ago quarter.

•	1.7 million shares of common stock were repurchased during the quarter.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and certain nonrecurring items included in net income. Management believes an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended			Quarter Ended
	September 30,			September 30,
	2015	2014	% Chg.	2015	2014	% Chg.
Insurance underwriting income*	$1.24	$1.13	10	$156.6	$149.5	5
Excess investment income*	0.43	0.42	2	54.1	55.3	(2)
Parent company expense	(0.02)	(0.02)		(2.2)	(2.2)
Income tax	(0.54)	(0.50)	8	(68.5)	(66.6)	3
Stock option expense, net of tax	(0.04)	(0.04)		(4.4)	(5.1)
Net operating income	$1.08	$0.99	9	$135.6	$130.9	4

Reconciling items, net of tax:
Realized gains (losses) on investments	0.03	(0.01)		3.3	(1.0)
Medicare Part D adjustment	0.05	0.04		6.4	5.8
Administrative settlements	0.00	(0.03)		0.0	(3.3)

Net income	$1.15	$1.00		$145.4	$132.4

Weighted average diluted shares outstanding (000)	126,140	131,877

* See definitions in the following sections and in the Torchmark 2014 SEC Form 10-K.
Note: Tables in this news release may not foot due to rounding.

	Financial Summary, continued Management vs. GAAP Measures (dollars in millions, except per share data)
	Management (excluding the Revaluation Adj.**)		Revaluation Adjustment**		GAAP
	September 30,		September 30,		September 30,
	2015	2014	2015	2014	2015	2014
Net income as a ROE***					11.6%	12.4%
Net operating income as a ROE	14.7%	15.1%
Shareholders' equity	$3,697	$3,615	$587	$915	$4,283	$4,530
Book value per share	$29.53	$27.57	$4.68	$6.98	$34.21	$34.55

**	Accounting rules set forth in ASC 820 require a revaluation adjustment to record fixed maturities classified as available for sale at fair value rather than at amortized cost.

***	ROE is calculated using average shareholders' equity for the measurement period.

INSURANCE OPERATIONS – comparing the third quarter 2015 with third quarter 2014:

Life insurance accounted for 70% of the Company’s insurance underwriting margin for the quarter and 63% of total premium revenue.

Health insurance accounted for 25% of Torchmark’s insurance underwriting margin for the quarter and 28% of total premium revenue. Medicare Part D accounted for 5% of insurance underwriting margin and 9% of total premium revenue.

Net sales of life insurance increased 11%, while net health sales decreased 31%.

Insurance Premium Revenue

	Insurance Premium Revenue (dollars in millions)
	Quarter Ended	Quarter Ended	% Chg.
	September 30, 2015	September 30, 2014
Life insurance	$518.9	$491.7	6
Health insurance	229.1	210.2	9
Medicare Part D	77.4	90.3	(14)
Annuity	0.0	0.1
Total	$825.5	$792.3	4

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health, Medicare Part D and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health, Medicare Part D and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income (dollars in millions, except per share data)
	Quarter Ended	% of Premium	Quarter Ended	% of Premium	% Chg.
	September 30, 2015		September 30, 2014
Insurance underwriting margins:
Life	$144.1	28	$139.3	28	3
Health	50.2	22	49.2	23	2
Medicare Part D	9.2	12	4.5	5	104
Annuity	1.1		1.1
	204.6		194.1		5
Other income	0.7		0.7
Administrative expenses	(48.8)		(45.3)
Insurance underwriting income	$156.6		$149.5
Per share	$1.24		$1.13

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investors page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($75 million), on premium revenue of $230 million. Life premiums of $209 million were up 8% and life insurance underwriting margin of $66 million was up 9%. As a percentage of life premium, life underwriting margin was 32%, up from 31% and the highest of the major life distribution channels at Torchmark. The average producing agent count during the quarter was 6,604, up 8% from a year ago, and approximately the same as the second quarter. The producing agent count at the end of the third quarter was 6,658. Net life sales were $50 million, up 16%.

Globe Life Direct Response was Torchmark’s second leading contributor to total underwriting margin ($42 million), on premium revenue of $203 million. Life premiums of $186 million were up 7% and the life underwriting margin was $40 million, down 2%. As a percentage of life premium, life underwriting margin was 21%, down from 23%. Net life sales were $38 million, up 8% from the year-ago quarter. Net health sales decreased from $19 million to $1 million due to the addition of a large group in the year-ago quarter.

LNL Agency was Torchmark's third leading contributor to total underwriting margin ($30 million), on premium revenue of $120 million. Life premiums of $68 million were approximately the same as the year-ago quarter and life underwriting margin was $18 million, approximately the same as the year-ago quarter. As a percentage of life premium, life underwriting margin was 27%, same as a year-ago quarter. Net life sales for the LNL Agency were $9 million, up 1%.

LNL Agency was Torchmark's second leading contributor to health underwriting margin ($12 million), on health premiums of $52 million. Health underwriting margin as a percentage of health premiums was 23%, down from 24%. Net health sales for the LNL Agency were $5 million, up 10%.

LNL Agency’s average producing agent count during the quarter was 1,586, up 2% over a year ago, and up 2% from the second quarter. The producing agent count at the end of the third quarter was 1,602.

Family Heritage Agency was Torchmark’s third leading contributor to health underwriting margin ($11 million) on health premiums of $56 million. Health underwriting margin as a percentage of health premium was 20%, down from 21%. The average producing agent count during the quarter was 905, up 19% from a year-ago and down 6% from the second quarter. The producing agent count at the end of the quarter was 854. Net health sales were $13 million, up 4%.

UA Independent Agency was Torchmark's leading contributor to health underwriting margin ($15 million), on health premiums of $84 million. Health underwriting margin as a percentage of premiums was 18%, down from 19%. Net health sales were $11 million, up 16%. Excluding the group business, net health sales grew 24%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agency. Third quarter 2015 premium revenue was $77 million, down 14%. Underwriting margin for the third quarter of 2015 was $9 million, up from $5 million. Net sales were $9 million, compared to $25 million in the year-ago quarter.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits are the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary included in this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investors page at Financial Reports.

Administrative Expenses were $49 million, up 8% from the year-ago quarter due primarily to an increase in information technology costs, pension costs and other employee costs. The ratio of administrative expenses to premium was approximately 5.9%, compared to 5.7% for the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the third quarter 2015 with the third quarter 2014:
Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest credited to net policy liabilities and interest on debt.

	Quarter Ended
	September 30,
	(dollars in millions, except per share data)
	2015	2014	% Chg.
Net investment income	$193.2	$189.6	2
Required interest:
Interest on net policy liabilities	(119.8)	(115.2)	4
Interest on debt	(19.2)	(19.0)
Total required interest	(139.1)	(134.3)	4
Excess investment income	$54.1	$55.3	(2)
Per share	$0.43	$0.42	2

Net investment income increased 2%, while average invested assets increased 3% . Required interest on net policy liabilities increased 4%, in line with the increase in average net policy liabilities of 4%. Interest expense on debt increased by 1%. The weighted average discount rate for the net policy liabilities was 5.6%, same as the year-ago quarter.

Investment Portfolio
The composition of the investment portfolio at September 30, 2015 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$13,166	96%
Equities	1	0
Policy loans	486	4
Other long-term investments	8	0
Short-term investments	64	0
Total	$13,725	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$10,551	$429	$10,980
Redeemable preferred stock:
U.S.	282	74	356
Foreign	55	0	55
Municipal	1,296	1	1,297
Government-sponsored enterprises	298	0	298
Government and agencies	95	0	95
Collateralized debt obligations	0	64	64
Residential mortgage-backed securities	5	0	5
Other asset-backed securities	16	0	16
Total	$12,598	$568	$13,166

The market value of Torchmark’s fixed maturity portfolio was $14.1 billion; $914 million higher than amortized cost of $13.2 billion. The $914 million of net unrealized gains compares to $1.0 billion at June 30, 2015. Net unrealized gains were comprised of gross unrealized gains of $1.3 billion and gross unrealized losses of $362 million.

Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 96% of fixed maturities (also 96% at market value) were rated “investment grade.” The fixed maturity portfolio earned an annual effective yield of 5.81% during the third quarter of 2015, compared to 5.89% in the year-ago quarter.

Acquisitions of fixed maturity investments during the quarter totaled $188 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended
	September 30,
	2015	2014
Average annual effective yield	5.1%	4.2%
Average rating	BBB+	A-
Average life (in years) to:
Next call	25.8	17.6
Maturity	26.0	17.7

SHARE REPURCHASE - during the quarter ended September 30, 2015:

During the quarter, the Company repurchased 1.7 million shares of Torchmark Corporation common stock at a total cost of $99.3 million at an average share price of $59.45. For the nine months ended September 30, 2015, the Company repurchased 4.9 million shares at the average share price of $56.50.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows.

Capital at the insurance companies is sufficient to support current operations. In addition, the parent company had $67 million of liquid assets at September 30, 2015.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2015:

Torchmark projects that net operating income per share will be in a range of $4.20 to $4.26 for the year ending December 31, 2015, and from $4.25 to $4.55 for the year ending December 31, 2016. The midpoint of the 2016 guidance of $4.40 is lower than originally anticipated due to headwinds related to direct response claims and Medicare Part D. Torchmark expects these issues to have less of a negative impact on operating income per share growth subsequent to 2016.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investors page under “Financial Reports.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2014, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investors page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its third quarter 2015 earnings release conference call with financial analysts at 11:00 a.m. (Eastern) tomorrow, October 27, 2015. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investors/Calls and Meetings page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investors page menu of the Torchmark website at “Financial Reports.”

For additional information contact:
Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3239
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com